EXHIBIT 10(I)

                        CONSTELLATION HOLDINGS, INC.

                 SUMMARY OF AMENDED EXECUTIVE BENEFITS PLAN

     The objective of the Plan is to enhance the benefits provided to high-level, senior management employees of Constellation Holdings, Inc. and certain of its subsidiaries in order to attract and retain talented executive personnel.

SUPPLEMENTAL PENSION BENEFIT.

     Those who are participants at the time of retirement will generally be entitled to a supplemental pension benefit under this Plan, which will be calculated as follows:

     -    add the Annual Base Salary and the Average Incentive Award,

     -    divide the sum by 12,

     - multiply this dollar amount by the appropriate percentage, determined as follows: President of Constellation Holdings, Inc. - 60%; all other participants (by completed years of Credited Service) 1 though 9 - 3% per year; 10 though 19 - 40%; 20 through 24 - 45%; 25 through 29 -
50%; and 30 or more - 55%,

     - multiply this dollar amount by the Early Retirement Adjustment Factor under the Pension Plan,

     - subtract from this dollar amount the charges relating to coverage for a preretirement survivor annuity in excess of 50%, and for a post-retirement survivor annuity in excess of 50%, and

     - subtract from the remainder the net amount received by the participant under the Pension Plan.

     The supplemental pension benefit is payable either in the form of a lump sum or in monthly installments at the election of the participant, and is payable from a funded trust. If a participant receives (or would have received but for the Internal Revenue Code limitations) cost of living adjustment(s) under the Pension Plan, the payments hereunder will be automatically increased based on the percentage of, and at the same time as, such adjustment(s).

     A participant is eligible to retire under this Plan on the first day of any month preceding his/her Normal Retirement Date, if the participant has attained (i) age 55 and has accumulated at least 20 years of Credited Service; or (ii) age 60 and has accumulated at least one year of Credited Service.

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     In  addition, the gross  supplemental pension benefit  amounts will be accrued, and participants will be entitled to the accrued benefit when any of the following events occur before retirement: termination, demotion or loss of benefit eligibility without cause; a change in control of Baltimore Gas and Electric Company followed within two (2) years by the participant's demotion, termination or loss of benefit eligibility; or reduction of
previously  accrued benefits.   As a result  of the occurrence  of any such
event, the participant is entitled to a lump sum payout of the accrued benefit amount from a funded trust at the later of age 55 or employment termination.

SUPPLEMENTAL LONG-TERM DISABILITY BENEFIT.

     Any participant with at least one year of Credited Service who, as determined by the Manager, Safety and Medical Services Department of BGE, is disabled, is entitled to a supplemental disability benefit under this Plan. The amount of such supplemental disability benefit shall be determined as follows:

     -    multiply the monthly base salary by twelve,

     -    add the Average Incentive Award to the product,

     -    divide the sum by 12,

     -    multiply this monthly dollar amount by 60%, and

     - subtract from the product the gross amounts provided for the participant under the LTD plan before such amounts are reduced for Offset for Other Income (as that term is defined in the LTD Plan).

     The  monthly  disability  benefit   will  continue  until  the  Normal
Retirement Date or until 60 monthly payments have been made, whichever produces a larger net benefit to the participant.

     If a participant receives cost of living adjustment(s) under the LTD Plan, the payments hereunder will be automatically increased based on the same percentage of, and at the same time as, such adjustment(s).

SUPPLEMENTAL 50% SURVIVOR ANNUITY BENEFIT.

     Following the death of a participant, a supplemental survivor annuity will be paid to the participant's surviving spouse until the death of that spouse. For purposes of this benefit, a participant's surviving spouse is the individual married to the participant on the date of the participant's death.

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     If there is no surviving spouse, no supplemental survivor annuity will be payable.

     The amount of the supplemental survivor annuity will generally be determined as follows:

     - if the participant had retired prior to the date of death, begin with the pension benefit that the participant was receiving prior to the date of death. Otherwise, begin with the larger of the Early Retirement pension benefit to which the participant would have been entitled to receive if the (i) participant had been retired at age 60 on the date of death for purposes of computing the Early Retirement Adjustment Factor, or
(ii) participant had retired on the date of death for purposes of computing the Early Retirement Adjustment Factor,

     -    multiply by .5, and

     - subtract from the product the net amount, if any, of the Survivor Annuity provided on behalf of the participant under the Pension Plan.

     If a surviving spouse receives cost of living adjustment(s) under the Pension Plan, the payments hereunder will be automatically increased based on the percentage of, and at the same time as, such adjustment(s).

DEATH BENEFIT.

     The Company shall make arrangements, for whole life insurance coverage for each participant providing that the participant's beneficiary shall receive, as a pre-rollout death benefit, an amount which is approximately equal to three times the participant's compensation, and as a post-rollout benefit, an amount which is approximately equal to two times the participant's compensation, as set forth in a separate agreement between the Company and the participant.

     In the event that either (i) a participant is ineligible to receive the type of whole life insurance coverage provided to other participants under this Plan, or (ii) such coverage is not available on reasonably cost-effective terms, then the Company shall pay the cost of his/her receiving a benefit that, in the discretion of the Company, is determined to be substantially equivalent to the value provided to other participants under this Plan.

DEPENDENT DEATH BENEFIT.

     In the event of the death of a participant's qualified dependent while the participant is an active employee of the Company, the Company shall

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make a death benefit payment to the participant.  Qualified dependent shall have the same meaning as set forth in BGE's Family Life Insurance Plan. The amount of the death benefit payment shall generally be the highest amount of insurance that would have been payable with respect to such qualified dependent if coverage had been provided under BGE's Family Life Insurance Plan. The dependent death benefit payment under this Plan shall be grossed-up to provide for income taxes.

SICKNESS BENEFIT.

     Each participant shall generally be entitled to a minimum of twenty-six (26) weeks of sick benefits under the Company's Sick Benefit Plan without regard to length of Service.

VACATION BENEFIT.

     Each participant shall generally be entitled to a minimum of five weeks of paid vacation under the Company's Vacation Benefits Plan without regard to length of service.

PLANNING BENEFIT.

     Each participant shall generally be entitled to certain personal financial, tax, and estate planning services paid for by the Company but provided through designated professional firms. This entitlement shall be subject to any dollar limitation established by the Plan Administrator with respect to all such fees. The services shall be provided to each participant by the chosen firm(s) on a personalized and confidential basis; and each firm shall have sole responsibility for quality of the services which it may render.

     The services to be provided shall be on an on-going and continuous basis, but shall be limited to (i) the development and legal documentation of both career-oriented financial plans and estate plans, and (ii) tax counseling regarding personal tax-return preparation and the most advantageous structuring, tax-wise, of proposed personal transactions.

     Such planning benefit shall continue during the year of retirement plus the next two calendar years and include the completion of the federal and state personal tax returns for the second calendar year following retirement. However, if a retired member of senior management continues to serve as a member of the Board of Directors of the Company, his/her planning benefit period shall be extended until he/she no longer serves as a member of the Board of Directors.

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     Upon  the  death of  a participant  entitled  to the  planning benefit provided hereunder at the time of  death, his/her surviving spouse shall be
entitled to receive  the following planning benefit:   (i) if the  deceased
was not retired at the time of death, the surviving spouse shall be entitled to the planning benefit for the year in which the death occurred plus the next two (2) calendar years, including completion of the federal and state personal tax returns for the second calendar year after the year in which the death occurred; or (ii) if the deceased was retired at the time of death, then the surviving spouse shall receive a planning benefit equal to that the deceased would have received if he/she had not died prior to expiration of the planning benefit. The surviving spouse of a retired member of senior management whose death occurs while serving as a member of the Board of Director of the Company shall be entitled to a planning benefit as set forth in (i) above.

     The planning benefit provided under this Plan shall be grossed-up to provide for income taxes.

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